Exhibit 10.1

July 18, 2008

Rafael Torres

c/o Power Integrations, Inc.

5245 Hellyer Avenue

San Jose, CA 95138

Re:	Separation Agreement

Dear Rafael:

This letter sets forth the separation agreement (the “Agreement”) that Power Integrations, Inc. (the “Company”) is offering to you in light of your upcoming separation from the Company. This Agreement is subject to and conditioned upon the approval of the Board of Director’s Compensation Committee. If this Agreement is not approved by the Compensation Committee, it will have no force or effect.

1. Separation. Your last day of work with the Company and your employment termination date will be July 21, 2008 (the “Separation Date”).

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. Although the Company has no policy or procedure for providing severance benefits, and absent this Agreement you would not be eligible for the severance benefits provided in the August 8, 2007 Executive Officer Benefits Agreement between the Company and you (the “Benefits Agreement”), provided you execute (and don’t revoke) this Agreement, the Company will pay you, as severance, the equivalent of (i) six (6) months of your base salary in effect as of the Separation Date, (ii) your targeted 2008 annual incentive bonus multiplied by a fraction with the numerator equal to the number of days you work in 2008 through the Separation Date and the denominator equal to 365, and (iii) fifty percent (50%) of your targeted 2008 annual incentive bonus, with (i), (ii) and (iii) of this sentence all subject to standard payroll deductions and withholdings (“Severance”). Severance will be paid to you in a lump sum within thirty (30) days after the Separation Date.

4. Health Insurance/Benefit Plans. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible after the Separation Date to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA after the Separation Date, the Company, as part of this Agreement, will pay your COBRA premiums through the six (6) month anniversary of the Separation Date (“COBRA Premiums”), provided, however, that in the event you become eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during this period, the Company shall cease payment of the COBRA premiums. You will receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which you may be entitled pursuant to the terms of such plans.

5. Stock Option. On July 19, 2006 you were granted one nonstatutory stock option to purchase 150,000 shares of the Company’s common stock, pursuant to the Company’s 1997 Stock Option Plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date, as of which time: (1) all unvested and unexercised shares under your option will terminate; (2) all unvested but early exercised shares, if any, will be repurchased by the Company in accordance with the terms and conditions of your stock option grant; and (3) all vested but unexercised shares must be exercised by you within three (3) months after the Separation Date (or as otherwise specified in your stock option grant).

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred in connection with the business of the Company through the Separation Date, if any, for which you seek reimbursement. Within fourteen (14) days thereafter, the Company will reimburse you for all such expenses reasonably and necessarily incurred by you.

8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Assignment Agreement, including, without limitation, your obligation not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Proprietary Information and Assignment Agreement is attached hereto as Exhibit A.

10. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Release of Claims. In exchange for the Severance, COBRA Premiums, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended)

12. Release Exceptions. You are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement.

14. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

15. Cooperation. Prior to and after the Separation Date, you will cooperate fully with the Company, including, but not limited to, responding to the reasonable requests of the Company’s Board of Directors, CEO or counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems your cooperation necessary or desirable. You agree to provide reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, participating in discovery and trial preparation and testimony as may reasonably be deemed necessary by the Company. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such legal proceedings, unless you are expressly prohibited by law from so doing. You will act in good faith to furnish the information and cooperation required by this paragraph and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for you. The Company will reimburse you for reasonable out-of-pocket expenses incurred by you as a result of your cooperation in accordance with the Company’s standard reimbursement policies and procedures.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or your employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between the Company and you, including without limitation all claims encompassed within the scope of the releases set forth in this Agreement, shall be finally settled by binding arbitration before a single arbitrator in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “Association”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the San Jose, California regional office of the Association and shall be conducted at the San Jose, California offices of the Association or at such other location in San Jose, California as the Association may designate. All fees and expenses of the arbitrator and such Association shall be paid by the Company. The Company and you acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial hereby are expressly waived.

17. General. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, without limitation, the Benefits Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

POWER INTEGRATIONS, INC.

By:	/s/ Balu Balakrishnan
Balu Balakrishnan
President and CEO

Exhibit A -	Employee Proprietary Information and Assignment Agreement

AGREED:

/s/ Rafael Torres
Rafael Torres

7/23/08
Date

EXHIBIT A

Proprietary Information and Assignment Agreement